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             LAW OFFICER                                         BALTIMORE, MD
  BALLARD SPAHR ANDREWS & INGERSOLL                                CAMDEN, NJ
   1735 MARKET STREET, 51ST FLOOR                                  DENVER, CO
PHILADELPHIA, PENNSYLVANIA 19103-7599                         SALT LAKE CITY, UT
            215-665-8500
          FAX: 215-864-8999



                                         July 3, 1996


Uni-Marts, Inc.
477 East Beaver Avenue
State College, PA  16801

       Re:   UNI-MARTS, INC. STOCK OPTION PLAN FOR
             NON-QUALIFIED STOCK OPTIONS-REGISTRATION
             STATEMENT ON FORM S-8
             ----------------------------------------
Gentlemen:

       We have acted as counsel to Uni-Marts, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of interests in the Uni-Marts, Inc. Stock Option Plan for Non-Qualified Stock Options (the "Plan") and 300,000 shares of common stock of the Company, par value $.10 per share (the "Shares"), issuable thereunder.

       In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments as in our judgement are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

       Based upon the foregoing, we are of the opinion that the 300,000 Shares issuable under the Plan, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

       We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,

                                         /S/ BALLARD SPAHR ANDREWS & INGERSOLL










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